Wescorp Energy Announces Heavy Oil Upgrading Unit Moved in
Preparation for Testing

HOUSTON, Texas and CALGARY, Alberta (Thursday, October 18, 2007) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas solutions company, announced today that a prototype of the VISCOSITOR, which uses patented technology to upgrade heavy oil at a rate of between 20 and 50 barrels per day, has arrived at a government operated research and testing facility in Saskatchewan, Canada in preparation for commissioning and testing.

The VISCOSITOR, jointly developed in Norway by Wescorp and its partner Ellycrack AS, is a prototype designed to upgrade heavy oil to light oil on site, thus enhancing the value of the oil and reducing transportation, processing and refining costs.

The technology employs low temperatures and pressures, and results in low energy input and reduced operational costs.

The VISCOSITOR will undergo an extensive test schedule that includes oil upgrading, energy and material balance testing, and scalability testing from a variety of domestic and foreign heavy oil and bitumen sources. Heavy oil and bitumen samples have arrived and are being prepared for testing at the research facility. The goal of these tests is to define design and operating parameters, and assess long-term operation. The test results will also outline estimated capital costs for full scale commercial units.

Wescorp chose to move the VISCOSITOR from Norway to Canada in September 2006 to enable world class heavy oil experts from Canada to study, modify and enhance the technology with the intent of rapidly commercializing it as a profitable project. During the past 13 months, Wescorp has modified and reconstructed the VISCOSITOR to comply with Canadian safety, building and environmental standards. The VISCOSITOR prototype currently meets or exceeds operating standards for heavy oil operations in North America.

Prior to moving the prototype to Canada, Wescorp spent 2 years developing and testing the technology at the prestigious SINTEF research center in Trondheim, Norway. Results from multiple previous tests have shown the VISCOSITOR raised oil’s API (the measurement of a hydrocarbon’s density) approximately 12 degrees on average.

“This is important because the higher the API, the more valuable the oil,” said Wescorp President and CEO Doug Biles. “The initial average API of the oil tested was approximately 13 degrees. The produced oil API average was approximately 25 degrees. In one test, the API increase was over 16 degrees. The tests involved heavy oil and bitumen from Alberta, Canada, Venezuela and Norway.”

“In addition to significantly increasing the value and viscosity of heavy oil, preliminary tests have shown the VISCOSITOR also removes up to 90 percent of impurities, including heavy metals, and up to 60 percent of the sulfur content,” Biles said.

The VISCOSITOR process is based on atomizing oil with steam and colliding it with heated sand in a high-velocity chamber to “crack” the oil. The process requires no catalysts. It can be accomplished at low temperatures and low pressures, making it a low-cost option for upgrading heavy oil that can be installed near wellhead production sites.

Wescorp’s NAVIGATOR, a suite of process management services the company is marketing to its worldwide oil and gas clients, is used to manage this project helping reduce costs, save time and optimize operations of the VISCOSITOR.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

About Ellycrack

Ellycrack AS (www.ellycrack.com) is a private Norwegian research firm specializing in technologies for the oil & gas industry that are based on the innovative application of thermodynamic principles. The firm’s first offering is the patented Ellycrack heavy-oil upgrading process currently undergoing final development for commercial applications within a joint-venture being formed with Wescorp Energy Inc.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com